EXHIBIT 99.1

QCR Holdings, Inc. Announces Earnings for First Quarter of 2009

MOLINE, Ill., April 28, 2009 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced earnings for the quarter ended March 31, 2009 with net income attributable to QCR Holdings, Inc. of $84 thousand, or diluted earnings per share for common shareholders of ($0.13). Earnings for the first quarter of 2009 were significantly impacted by additional loan/lease loss provisions as the Company increased its qualitative reserves due to the continued uncertainty in the national and local economy and made increased provisions regarding several specific commercial credits. By comparison, for the quarter ended December 31, 2008, the Company reported a slight net loss attributable to QCR Holdings, Inc. of $55 thousand, or diluted earnings per share of ($0.11). For the first quarter of 2008, the Company reported net income attributable to QCR Holdings, Inc. of $686 thousand, or diluted earnings per share of $0.05.

"Over the past two quarters, we've experienced some degradation of several specific commercial credits within our loan portfolio," stated Douglas M. Hultquist, President and Chief Executive Officer. "As the economic recession continues, we believe it's more important than ever to apply a conservative approach to the valuation of our loans. We continue to carefully analyze our level of reserves and our related reserving methodology." He continued, "Although this conservative approach has negatively impacted our earnings in the short-term, we feel that it is in the best interests of the Company and our shareholders."

The Company's earnings from continuing operations attributable to QCR Holdings, Inc. were $84 thousand and $1.7 million for the quarters ended March 31, 2009 and 2008, respectively. Diluted earnings per share from continuing operations attributable to QCR Holdings, Inc. decreased from $0.27 to ($0.13). This reduction was due to the significant increase in provision for loan/lease losses of $3.4 million. Partially offseting this increased provision expense was an increase in net interest income of $1.9 million, or 18%, from $10.1 million for the quarter ending March 31, 2008 to $12.0 million for the quarter ending March 31, 2009.

Mr. Hultquist added, "Despite the economic recession and its impact on our provision expense, we are pleased with our continued success in growing our earnings before provision for loan/lease losses and taxes. Earnings from continuing operations attributable to QCR Holdings, Inc. before provision and taxes totaled $4.2 million for the first quarter of 2009, which was an increase of $809 thousand, or 24%, from $3.3 million for the first quarter of 2008. Our most significant competitive advantage is our people, and this solid growth in our 'core' earnings is a direct result of our team's strong focus on client relationships."

During the first quarter of 2009, the Company's total assets increased nearly 5%, or by $75.3 million, to $1.68 billion from $1.61 billion at December 31, 2008. During this same period, loans/leases remained at $1.21 billion, and total deposits increased by $27.6 million to $1.09 billion at March 31, 2009 from $1.06 billion at December 31, 2008, or by 3%. Short-term and other borrowings totaled $444.8 million as of March 31, 2009, which was an increase of $13.0 million from $431.8 million as of December 31, 2008. With the addition of the preferred stock from the Treasury Capital Purchase Program, stockholders' equity increased $37.3 million to $129.8 million as of March 31, 2009, as compared to $92.5 million at December 31, 2008.

"The Company and all three subsidiary banks continue to be well capitalized as of March 31, 2009, and we have very strong access to liquidity," stated Todd A. Gipple, Executive Vice President, Chief Operating Officer, and Chief Financial Officer. "On February 13, 2009, we received funding in the amount of $38.2 million under the Treasury Capital Purchase Program. In these uncertain economic times, we felt it was important to further strengthen our capital position. Our participation in the Treasury Capital Purchase Program accomplished this in a cost effective manner during a time when the nation's capital markets were severely constrained and the cost of private capital was not attractive."

Mr. Gipple added, "Consistent with the intent of the Treasury Capital Purchase Program, we believe the additional capital will enhance our capacity to support the communities we serve through additional lending opportunities. Although the investment of Treasury capital was only recently received in mid-February, we already have strong evidence of this support within our communities. Specifically, we originated $75.6 million of new loans to both new and existing customers during the first quarter of 2009, or nearly twice the amount of the Treasury capital. Continuing this effort without sacrificing our asset quality is one of our most significant challenges today. Maintaining asset quality continues to be our top priority."

"Our Company is committed to providing disclosure and transparency regarding our utilization of the Treasury capital. Immediately after receiving the $38.2 million in Treasury capital, we injected $21.6 million into Quad City Bank & Trust, $11.2 million into Cedar Rapids Bank & Trust, and $5.4 million into Rockford Bank & Trust, to provide each of our banks with additional liquidity and access to capital to meet the needs of their local communities," added Mr. Gipple. "We have further enhanced our financial disclosure in this Earnings Release with a rollforward of our lending activity during the quarter and we will be transparent in our use of this capital for the benefit of our clients, our communities, and our shareholders. In the first quarter, we funded more than $24.3 million in new mortgages and other consumer loans to our individual clients, and more than $51.3 million in new business loans and leases to our commercial clients. While we provided all of these new loans, which were well in excess of the capital we received from the Treasury, our total loans remained flat at approximately $1.21 billion. This resulted from our sale of approximately $28.9 million of residential mortgages during the quarter and many of our commercial borrowers paid off or paid down their loans as their financing needs were curtailed along with the economic recession."

Nonperforming assets at March 31, 2009 were $27.7 million, which was an increase of $3.9 million from $23.8 million at December 31, 2008, resulting in an increase in the level of nonperforming assets at the end of the first quarter to 1.65% of total assets, as compared to 1.48% of total assets at December 31, 2008. Of this increase, $3.4 million was attributable to three specific commercial credits. Management has thoroughly reviewed these loans and has provided specific reserves as appropriate. The Company's allowance for loan/lease losses to total loans/leases increased to 1.76% at March 31, 2009 from 1.47% at December 31, 2008, and from 1.15% at March 31, 2008. Furthermore, the Company's provision for loan/lease losses totaled $4.4 million for the first quarter of 2009 which was a decrease of $369 thousand from $4.7 million for the fourth quarter of 2008.

"While we are disappointed with the increase in our nonperforming assets and related increase in our provision expense over the past two quarters, our nonperforming assets remain controlled to date and less than many of our peers," stated Mr. Gipple. "We are making every effort to proactively manage the quality of our loan portfolio. With that said, we increased the qualitative factors impacting the allowance for loan/lease losses as we continue to carefully review these factors to insure that all risk is appropriately assessed and reserved. Maintaining credit quality during this economic downturn is critical and management frequently monitors the Company's loan/lease portfolio and the level of allowance for loan/lease losses."

Results for the first quarter of 2009 for the Company's primary subsidiaries were as follows:

 * Quad City Bank & Trust, the Company's first subsidiary bank, had total consolidated assets of $954.3 million at March 31 2009, which was an increase of $45.7 million from $908.6 million at December 31,
   2008.  At March 31, 2009, Quad City Bank & Trust had net
   loans/leases of $625.1 million, which was a decrease of $36.7 million from $661.8 million as of December 31, 2008.  During this same period, deposits increased $50.6 million to $623.2 million.
   With this increase in deposits, the bank's reliance on short-term and other borrowings continued to decrease as it moved from $249.1 million as of December 31, 2008 down to $245.9 million as of March
   31, 2009.  The bank realized earnings for the quarter of $1.5 million which is a decrease of $786 thousand, or 35%, from one year ago.

 * Cedar Rapids Bank & Trust, which opened in 2001, had total assets of $492.3 million at March 31, 2009, which was an increase of $24.0 million, or 5%, from $468.3 million at December 31, 2008.  At March
   31, 2009, Cedar Rapids Bank & Trust had net loans of $366.9 million, which was an increase of $17.3 million, or 5%, from December 31,
   2008; while deposits of $316.9 million reflected an increase of
   $7.1 million, or 2%, for the quarter.  Short-term and other borrowings were $131.5 million as of March 31, 2009, which was an increase of $14.7 million from $116.8 million as of December 31,
   2008.  The bank realized earnings for the quarter of $441 thousand for a decrease of approximately $201 thousand, or nearly 31%, from one year ago.

 * Rockford Bank & Trust, which opened in 2005, had total assets of
   $234.5 million at March 31, 2009, which was an increase of $6.5 million, or 3%, from December 31, 2008.  At March 31, 2009,
   Rockford Bank & Trust had net loans of $195.3 million and deposits of $184.1 million, which represented increases from December 31,
   2008 of 4% and 2%, respectively.  The bank realized after-tax net losses for the quarter in the amount of $564 thousand, which was an increase in losses of $518 thousand from the $46 thousand net loss for the same period in 2008.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa and commenced operations in 1994, Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa and commenced operations in 2001, and Rockford Bank and Trust Company, which is based in Rockford, Illinois and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. The Company also engages in credit card processing through its wholly owned subsidiary, Quad City Bancard, Inc., based in Moline, Illinois and commercial leasing through its 80% owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of our strategy to establish denovo banks in new markets; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

                           QCR HOLDINGS, INC
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
                             (Unaudited)

                                                As of
                                -------------------------------------
                                  March 31,  December 31,   March 31,
                                    2009         2008         2008
                                -----------  -----------  -----------
 (dollars in thousands,
  except share data)

 SELECTED BALANCE SHEET DATA *
 Total assets                   $ 1,680,910  $ 1,605,629  $ 1,527,205
 Securities                     $   280,294  $   256,076  $   234,944
 Total loans/leases             $ 1,205,979  $ 1,214,690  $ 1,095,341
 Allowance for
  estimated loan/lease
  losses                        $    21,173  $    17,809  $    12,609
 Assets related to
  discontinued operations,
  held for sale                 $        --  $        --  $    72,551
 Total deposits                 $ 1,086,588  $ 1,058,959  $   940,882
 Liabilities related to
  discontinued operations,
  held for sale                 $        --  $        --  $    64,104
 Total stockholders' equity     $   129,794  $    92,495  $    90,039
 Common stockholders' equity    $    69,676  $    70,485  $    68,131
 Common shares outstanding        4,531,366    4,509,637    4,603,849
 Book value per common share    $     15.38  $     15.63  $     14.80
 Closing stock price            $      8.04  $     10.00  $     14.90
 Market capitalization          $    36,432  $    45,096  $    68,597
 Market price/book value              52.29%       63.98%      100.68%
 Full time equivalent employees         344          345          330
 Tier 1 leverage capital ratio         9.81%        7.10%        7.44%

 * First Wisconsin Bank & Trust was sold on December 31, 2008 and is reported as discontinued operations for all periods reported
 Immediately prior to the sale, First Wisconsin Bank & Trust had total assets of $122.9 million, gross loans of $80.2 million, deposits of
 $98.0 million, and 24 full-time equivalent employees. These amounts and the accompanying 2008 income statement results have been removed from all financial schedules

                           QCR HOLDINGS, INC
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
                             (Unaudited)

                                                As of
                                -------------------------------------
                                  March 31,  December 31,   March 31,
                                    2009         2008         2008
                                -----------  -----------  -----------
 (dollars in thousands)

 ANALYSIS OF LOAN DATA *
 Nonaccrual loans/leases        $    22,919  $    19,711  $    10,288
 Accruing loans/leases past
  due 90 days or more                   838          222          443
 Other real estate owned              3,933        3,857          716
                                -----------  -----------  -----------
 Total nonperforming assets     $    27,690  $    23,790  $    11,447

 Net charge-offs (calendar
  year-to-date)                 $       995  $     2,728  $      (309)

 Loan/lease mix:
   Commercial loans             $   431,361  $   439,117  $   371,984
   Commercial real estate loans     531,191      526,668      487,974
   Direct financing leases           83,737       79,409       68,613
   Residential real estate loans     71,612       79,229       79,682
   Installment and other
    consumer loans                   86,231       88,540       85,477
   Deferred loan/lease
    origination costs,
    net of fees                       1,847        1,727        1,611
                                -----------  -----------  -----------
 Total loans/leases             $ 1,205,979  $ 1,214,690  $ 1,095,341

 ANALYSIS OF DEPOSIT DATA *
 Deposit mix:
   Noninterest-bearing          $   144,833  $   161,126  $   131,022
   Interest-bearing                 941,755      897,833      809,860
                                -----------  -----------  -----------
 Total deposits                 $ 1,086,588  $ 1,058,959  $   940,882

 Interest-bearing deposit mix:
   Nonmaturity deposits         $   398,709  $   387,746  $   404,569
   Certificates of deposit          436,677      386,097      375,816
   Brokered certificates of
    deposit                         106,369      123,990       42,987
                                -----------  -----------  -----------
 Total interest-bearing
  deposits                      $   941,755  $   897,833  $   809,860

 * First Wisconsin Bank & Trust was sold on December 31, 2008 and is reported as discontinued operations for all periods reported

                           QCR HOLDINGS, INC
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
                             (Unaudited)

                                        For the Quarter Ended
                                -------------------------------------
                                  March 31,  December 31,   March 31,
                                    2009         2008         2008
                                -----------  -----------  -----------
 (dollars in thousands,
  except per share data)

 SELECTED INCOME STATEMENT DATA *
 Interest income                $    20,986  $    21,664  $    21,261
 Interest expense                     9,026        9,790       11,125
                                -----------  -----------  -----------
 Net interest income                 11,960       11,874       10,136
 Provision for loan/lease losses      4,359        4,728          984
                                -----------  -----------  -----------
 Net interest income after
  provision for loan/lease
  losses                              7,601        7,146        9,152
 Noninterest income                   3,439        3,231        3,414
 Noninterest expense                 11,098       11,201       10,069
                                -----------  -----------  -----------
 Income (loss) from continuing
  operations before taxes               (58)        (824)       2,497
 Income tax expense (benefit)
  from continuing operations           (293)        (419)         668
                                -----------  -----------  -----------
 Income (loss) from continuing
  operations                    $       235  $      (405) $     1,829

 Discontinued operations:
   Operating income from
    merchant credit card
    acquiring business                   --           --           93
   Gain on sale of First
    Wisconsin Bank & Trust               --          495           --
   Operating loss from First
    Wisconsin Bank & Trust               --         (131)      (1,671)
                                -----------  -----------  -----------
   Income (loss) from
    discontinued operations
    before taxes                         --          364       (1,578)
   Income tax expense
    (benefit) from
    discontinued operations              --           88         (575)
                                -----------  -----------  -----------
 Income (loss) from
  discontinued operations       $        --  $       276  $    (1,003)

 Net income (loss)              $       235  $      (129) $       826
 Less:  Net income (loss)
  attributable to
  noncontrolling interests              151          (74)         140
                                -----------  -----------  -----------
 Net income (loss)
  attributable to
  QCR Holdings, Inc.            $        84  $       (55) $       686

 Amounts attributable to
  QCR Holdings, Inc.:
   Income (loss) from
    continuing operations       $        84  $      (331) $     1,689
   Income (loss) from
    discontinued operations              --          276       (1,003)
                                -----------  -----------  -----------
   Net income (loss)            $        84  $       (55) $       686

 Preferred stock dividends              695          446          446
                                -----------  -----------  -----------
 Net income (loss)
  attributable to QCR
  Holdings, Inc.
  common stockholders           $      (611) $      (501) $       240

 Earnings (loss) per share
  from continuing operations
  attributable to
  QCR Holdings, Inc.:
   Basic                        $     (0.14) $     (0.17) $      0.27
   Diluted                      $     (0.13) $     (0.17) $      0.27

 Earnings (loss) per share
  from discontinued operations
  attributable to
  QCR Holdings, Inc.:
   Basic                        $        --  $      0.06  $     (0.22)
   Diluted                      $        --  $      0.06  $     (0.22)

 Earnings (loss) per share
  attributable to
  QCR Holdings, Inc.:
   Basic                        $     (0.14) $     (0.11) $      0.05
   Diluted                      $     (0.13) $     (0.11) $      0.05

 Earnings per common share
  (basic) attributable to
  QCR Holdings, Inc. LTM **     $      0.56  $      0.75  $      0.86

 AVERAGE BALANCES *
 Assets                         $ 1,635,966  $ 1,571,570  $ 1,495,265
 Deposits                       $ 1,079,065  $ 1,015,873  $   893,297
 Loans/leases                   $ 1,212,058  $ 1,179,925  $ 1,069,348
 Total stockholders' equity     $   111,746  $    92,940  $    88,852
 Common stockholders' equity    $    70,636  $    70,872  $    66,961

 KEY RATIOS *
 Return on average assets
  (annualized)                         0.02%       -0.01%        0.18%
 Return on average common
  equity (annualized) ***             -3.46%       -2.83%        1.43%
 Price earnings ratio LTM **          14.24x       13.30x       17.33x
 Net interest margin (TEY)             3.19%        3.34%        3.29%
 Nonperforming assets /
  total assets                         1.65%        1.48%        0.75%
 Net charge-offs /
  average loans/leases                 0.08%        0.23%       -0.03%
 Allowance / total loans/leases        1.76%        1.47%        1.15%
 Efficiency ratio                     72.07%       74.15%       74.31%

 * First Wisconsin Bank & Trust was sold on December 31, 2008 and is reported as discontinued operations for all periods
 reported
 ** LTM: Last twelve months
 *** The numerator for this ratio is "Net income (loss)
 attributable to QCR Holdings, Inc. common stockholders"

                           QCR HOLDINGS, INC
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
                             (Unaudited)

                                       For the Quarter Ended
                                -------------------------------------
                                 March 31,   December 31,  March 31,
                                    2009         2008        2008
                                -----------  -----------  -----------
 (dollars in thousands,
  except share data)

 ANALYSIS OF NONINTEREST INCOME *
 Credit card fees, net of
  processing costs              $       246  $       252  $       264
 Trust department fees                  718          784          921
 Deposit service fees                   827          815          716
 Gain on sales of loans, net            412          205          340
 Gains on sales of securities           (14)         200           --
 Gains on sale of foreclosed
  assets                                 --          328           --
 Gains on sales of other assets          --           14           --
 Earnings on cash surrender
  value of life insurance               291          230          267
 Investment advisory and
  management fees                       351          408          415
 Other                                  608           (5)         491
                                -----------  -----------  -----------
   Total noninterest income     $     3,439  $     3,231  $     3,414

 ANALYSIS OF NONINTEREST EXPENSE *
 Salaries and employee benefits $     6,765  $     6,823  $     6,253
 Professional and data
  processing fees                     1,153        1,391        1,131
 Advertising and marketing              246          316          255
 Occupancy and equipment
  expense                             1,321        1,300        1,260
 Stationery and supplies                131          149          120
 Postage and telephone                  228          239          249
 Bank service charges                   122          129          131
 FDIC and other insurance               619          346          318
 Other                                  513          508          352
                                -----------  -----------  -----------
   Total noninterest expenses   $    11,098  $    11,201  $    10,069

 WEIGHTED AVERAGE SHARES
 Common shares outstanding (a)    4,523,851    4,630,253    4,602,166
 Incremental shares from
  assumed conversion:
   Options and Employee Stock
    Purchase Plan                     8,754       16,847        7,677
                                -----------  -----------  -----------
 Adjusted weighted
  average shares (b)              4,532,605    4,647,100    4,609,843

 * First Wisconsin Bank & Trust was sold on December 31, 2008 and is reported as discontinued operations for all periods reported
 (a) Denominator for Basic Earnings Per Share
 (b) Denominator for Diluted Earnings Per Share

 ROLLFORWARD OF LENDING ACTIVITY FOR THE QUARTER ENDING MARCH 31, 2009

                          (dollars in thousands)

 BALANCE AS OF DECEMBER 31, 2008:                         CONSOLIDATED
 -------------------------------------------------------  -----------

 Commercial loans                                             439,117
 Commercial real estate loans                                 526,668
 Direct financing leases                                       79,409
 Residential real estate loans                            $    79,229
 Installment and other consumer loans                          88,540
                                                          -----------
                                                            1,212,963
 Plus deferred loan/lease origination costs, net of fees        1,727
                                                          -----------
 TOTAL GROSS LOANS/LEASES                                 $ 1,214,690

 ORIGINATION OF NEW LOANS FOR 1ST QUARTER:
 -------------------------------------------------------

 Commercial loans                                              23,647
 Commercial real estate loans                                  17,405
 Direct financing leases                                       10,205
 Residential real estate loans                                 21,322
 Installment and other consumer loans                           3,069
                                                          -----------
                                                          $    75,648

 PAYMENTS/MATURITIES, NET OF ADVANCES
  OR RENEWALS ON EXISTING LOANS FOR 1ST QUARTER:
 -------------------------------------------------------

 Commercial loans                                             (31,403)
 Commercial real estate loans                                 (12,882)
 Direct financing leases                                       (5,877)
 Residential real estate loans                                (28,939)
 Installment and other consumer loans                          (5,378)
                                                          -----------
                                                          $   (84,479)

 BALANCE AS OF MARCH 31, 2009:
 -------------------------------------------------------

 Commercial loans                                             431,361
 Commercial real estate loans                                 531,191
 Direct financing leases                                       83,737
 Residential real estate loans                                 71,612
 Installment and other consumer loans                          86,231
                                                          -----------
                                                            1,204,132
 Plus deferred loan/lease origination costs, net of fees        1,847
                                                          -----------
 TOTAL GROSS LOANS/LEASES                                 $ 1,205,979
                                                          ===========

CONTACT:  QCR Holdings, Inc.
          Todd A. Gipple, Executive Vice President, Chief Operating
           Officer, and Chief Financial Officer
          (309) 743-7745